Exhibit 99.1

GILLA SURPASSES Q3 EXPECTATIONS; PROVIDES Q4 GUIDANCE

DAYTONA BEACH, FLORIDA – (October 8, 2015) - Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA), a designer, marketer and manufacturer of E-liquids for vaporizers and related accessories, is pleased to announce that the Company surpassed its expectation of $750,000 in the third quarter of 2015 with total revenues of over $800,000 recorded in the period. The increase in revenues was due to the continued strength of our private label business. The Company expects to double quarter-over-quarter revenues from Q3 to Q4 with anticipated revenue for Q4 of approximately $1.6 million from both E-liquid and hardware products.

“We are very excited with the continued strong and consistent growth of our recently acquired E-liquid manufacturing facility,” stated J. Graham Simmonds, Chairman and CEO of Gilla Inc. He added, “We now have a robust manufacturing platform from which we can continue to grow both organically and through acquisition. Our plan is to leverage our low cost and efficient manufacturing business into developing high margin E-liquid proprietary brand products.  We plan to aggressively expand this high margin business over the coming months, adding new revolutionary sales and marketing strategies with a portfolio of brands we will both develop and acquire.”

About Gilla Inc.

Gilla Inc. manufactures, markets and distributes E-liquid, which is the liquid used in vaporizers, E-cigarettes, and other vaping hardware and accessories. E-liquid is heated by the atomizer to deliver the sensation and taste of smoking. Gilla has a two-pronged business model: Custom E-liquid Manufacturing, including private label solutions, E-Liquid flavoring and fulfilment services; and Marketing & Online Services, including branding, marketing, sales support, and e-commerce solutions. Gilla’s channels to market include private label for convenience stores, vape shops and online retail. The Company also owns and operates the VaporLiq and Charlie’s Club monthly subscription-based delivery services for vaping products. Vaporizers and E-cigarettes are replacements for traditional cigarettes allowing smokers to reproduce the smoking experience. Vaporizers and E-cigarettes do not burn tobacco and are not smoking cessation devices.

Forward-looking Statements

Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gillainc.com, or contact:

Mr. Dillon Heins
Director of Corporate Development
w: 1 (218) 839-9051
email: dillon@gillainc.com
website: www.gillainc.com
twitter: @gillainc